Exhibit 99.11

Hong Kong Exchanges and Clearing Limited and The Stock Exchange of Hong Kong Limited take no responsibility for the contents of this joint announcement, make no representation as to its accuracy or completeness and expressly disclaim any liability whatsoever for any loss howsoever arising from or in reliance upon the whole or any part of the contents of this joint announcement.

This joint announcement appears for information purposes only and does not constitute an invitation or offer to acquire, purchase or subscribe for securities of CNBM or Sinoma, nor is it any solicitation of any vote or approval in any jurisdiction.

(a joint stock limited company incorporated in the People’s Republic of China with limited liability)	(a joint stock company incorporated in the People’s Republic of China with limited liability)
(Stock code: 3323)	(Stock code: 1893)

JOINT ANNOUNCEMENT

UPDATE REGARDING MERGER OF CNBM AND SINOMA

PRC ANTI-TRUST CLEARANCE

in no particular order

Joint Financial Advisers to CNBM

Reference is made to (i) the joint announcement of China National Building Material Company Limited (“CNBM”) and China National Materials Company Limited (“Sinoma”) dated 8 September 2017 (the “Joint Announcement”); (ii) the merger document jointly issued by CNBM and Sinoma on 20 October 2017 (the “Merger Document”); (iii) the circular issued by CNBM on 20 October 2017 (the “Circular”); and (iv) the supplemental document jointly issued by CNBM and Sinoma on 17 November 2017 in relation to, amongst other things, the proposed merger by absorption between CNBM and Sinoma (the “Merger”). Unless the context requires otherwise, capitalised terms used in this joint announcement shall have the same meanings as defined in the Merger Document and the Circular.

PRC ANTI-TRUST CLEARANCE

In respect of condition (5) to the Merger Agreement becoming effective, CNBM and Sinoma are pleased to announce that on 21 December 2017, CNBM received the “Notice of Review Results ( 審   查  決  定  通  知 )” (Shangfanlongshenchahan [2017] No.73) dated 19 December 2017 from the Anti-monopoly Bureau of the Ministry of Commerce of the People’s Republic of China (the “Anti-monopoly Bureau”) regarding the Merger (the “Notice”). The Notice states that after review, the Anti- monopoly Bureau decided that the Merger is not prohibited and can be implemented from the date of the Notice onwards.

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As at the date of this joint announcement, conditions (1), (2), (3) and (5) to the Merger Agreement becoming effective in respect of the relevant approvals by the CNBM Shareholders, the Sinoma Shareholders and the SASAC and the PRC anti- trust clearance have been fulfilled. Conditions (4) and (6) to the Merger Agreement becoming effective in respect of the approval from the CSRC and the approval from the Stock Exchange for listing of the CNBM H Shares to be issued as consideration of the Share Exchange are yet to be fulfilled. In respect of condition (1) to the implementation of the Merger Agreement, as disclosed in the announcement issued by CNBM and Sinoma dated 6 November 2017, CNBM has received the anti-trust approval for the Merger from the Fair Trade Commission in South Korea. As at the date of this joint announcement, CNBM has not identified any other applicable jurisdiction where notification is legally required before completion of the legal procedures of the Merger. Condition (2) to the implementation of the Merger Agreement in respect of the grant of waiver by the CSRC has been fulfilled. Conditions (3) and (4) to the implementation of the Merger Agreement in respect of there being no material breach of the representations, warranties or undertakings given by CNBM and Sinoma in the Merger Agreement are yet to be fulfilled or waived.

NOTICE TO U.S. HOLDERS OF CNBM SHARES AND SINOMA SHARES

The Merger will involve the exchange of securities of two companies incorporated in the PRC with limited liability and is subject to Hong Kong disclosure requirements, which are different from those of the United States. The financial statements included in the Merger Document and the Circular have been prepared in accordance with Hong Kong Financial Reporting Standards, International Financial Reporting Standards and PRC GAAP and thus may not be comparable to financial statements of U.S. companies or companies whose financial statements are prepared in accordance with generally accepted accounting principles in the United States.

U.S. holders of CNBM Shares or Sinoma Shares may encounter difficulty enforcing their rights and any claims arising under the U.S. federal securities laws, as each of CNBM and Sinoma is located in a country outside the United States and some or all of their respective officers and directors may be residents of a country other than the United States. U.S. holders of CNBM Shares or Sinoma Shares may not be able to sue a non-U.S. company or its officers or directors in a non-U.S. court for violations of the U.S. securities laws. Further, U.S. holders of CNBM Shares or Sinoma Shares may encounter difficulty compelling a non-U.S. company and its affiliates to subject themselves to a U.S. court’s judgment.

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WARNING

CNBM Shareholders, Sinoma Shareholders and potential investors in the securities of CNBM and/or the securities of Sinoma should be aware that the Merger is subject to the conditions set out in the Joint Announcement being satisfied or waived, as applicable, and neither CNBM nor Sinoma provides any assurance that any or all conditions can be satisfied, and the Merger may or may not be completed before the expiry of the validity period of the approval of the Merger by CNBM’s Board or Sinoma’s Board, and thus the Merger Agreement may or may not become effective or, if effective, may or may not be implemented or completed. CNBM Shareholders, Sinoma Shareholders and potential investors in the securities of CNBM and/or the securities of Sinoma should therefore exercise caution when dealing in CNBM Shares or Sinoma Shares. Persons who are in doubt as to the action they should take should consult their stockbroker, bank manager, solicitor or other professional adviser.

By order of the board of	By order of the board of
China National Building Material Company Limited*	China National Materials Company Limited
Song Zhiping	Liu Zhijiang
Chairman	Chairman

Beijing, China

21 December 2017

As at the date of this joint announcement, CNBM’s Board comprises Mr. Song Zhiping, Mr. Cao Jianglin, Mr. Peng Shou, Mr. Cui Xingtai and Mr. Chang Zhangli as executive directors, Mr. Guo Chaomin, Mr. Chen Yongxin and Mr. Tao Zheng as non-executive directors and Mr. Sun Yanjun, Mr. Liu Jianwen, Mr. Zhou Fangsheng, Mr. Qian Fengsheng and Ms. Xia Xue as independent non-executive directors. The CNBM Directors jointly and severally accept full responsibility for the accuracy of the information contained in this joint announcement (other than in relation to Sinoma and Sinoma Group) and confirm, having made all reasonable enquiries, that to the best of their knowledge, opinions expressed in this joint announcement (other than those expressed by the directors of Sinoma) have been arrived at after due and careful consideration and there are no other facts not contained in this joint announcement the omission of which would make any of the statements in this joint announcement misleading.

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As at the date of this joint announcement, Sinoma’s Board comprises Mr. Liu Zhijiang and Mr. Peng Jianxin as executive directors, Mr. Li Xinhua, Mr. Li Jianlun, Mr. Shen Yungang and Mr. Wang Fengting as non-executive directors, and Mr. Leung Chong Shun, Mr. Lu Zhengfei and Mr. Wang Zhulin as independent non-executive directors. The Sinoma Directors jointly and severally accept full responsibility for the accuracy of the information contained in this joint announcement (other than in relation to CNBM and CNBM Group) and confirm, having made all reasonable enquiries, that to the best of their knowledge, opinions expressed in this joint announcement (other than those expressed by the directors of CNBM) have been arrived at after due and careful consideration and there are no other facts not contained in this joint announcement the omission of which would make any of the statements in this joint announcement misleading.

* For identification purposes only

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